Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Bob Hetherington
901.682.1360
bhether@earthlink.net
Financial Contact: Randall H. Brown
901.259.2500
rbrown@edrtrust.com
Education Realty Reports Third Quarter 2006 Results
Reaffirms Year-End FFO guidance
Memphis, Tennessee, November 6, 2006 — Education Realty Trust, Inc. (NYSE: EDR), one of America’s largest owners and operators of collegiate student housing, today reported financial and operational results for the quarter ended September 30, 2006. EDR reported:
•	Total revenues for the third quarter 2006 rose 16.6 percent to $27.8 million compared to $23.8 million for the third quarter of 2005. The operating loss narrowed to $0.7 million from a $2.9 million operating loss for the comparable quarter last year. The net loss for the third quarter 2006 was $8.2 million compared to a $7.2 million loss for the same period last year;

•	Funds from operations (FFO) for the third quarter 2006 increased 23.5 percent to approximately $0.4 million while FFO per weighted average potentially dilutive share remained flat at $0.02 for the third quarter 2006;

•	Total revenue for the nine months ended September 30, 2006 increased 40.4 percent to $86.9 million from $61.9 million for the same period last year. Operating income increased to $9.9 million from a $6.2 million loss a year ago and net loss improved to $11.5 million from a $17.5 million loss for the same period last year. FFO increased 257.8 percent to $15.2 million from $4.2 million for the same period in 2005. FFO on a per weighted average potentially dilutive share basis increased to $0.54 from $0.18;

•	A strong start to the ’06 – ’07 lease year with September same-community physical occupancy increasing to 96.6 percent in 2006 from 95.9 percent in 2005. Net apartment rent per available bed increased 4.9% to $365 for September 2006 compared to $348 for September 2005;

•	It completed the purchase of University Village Towers, a 525-bed off-campus collegiate housing community near the University of California Riverside, for $45 million on September 15, 2006 in a joint venture with Walton Street Capital, L.L.C., a private real estate equity firm based in Chicago;

•	It entered into a contract to purchase The Reserve on Stinson, a 612-bed off campus community near the University of Oklahoma in Norman, for $31 million in a joint venture with Walton Street Capital;

•	Construction began on a new $31.7 million, 631-bed on-campus development consulting project at the University of Alabama in Tuscaloosa which is scheduled to open in the fall of 2007;

•	Declaration of its regular quarterly cash dividend of $0.205 per share payable November 7, 2006;

•	Implementation of a Direct Stock Purchase and Dividend Reinvestment Plan available to new and existing investors, allowing reinvestment of dividends and the purchase of shares at a discount;

•	It reaffirmed 2006 full year FFO guidance of $0.87 to $0.92 per weighted average potentially dilutive share.
Third Quarter 2006 Operating Results
“Revenues grew more than twice as fast as operating expenses for the quarter and we improved our management of turn-related spending significantly,” said EDR Chairman, President and Chief Executive Officer Paul O. Bower. “And in our September results, we can see our strategy of stronger occupancy and higher rents generating tangible benefits. For example, on a same-community basis net apartment rent rose to $365 in September 2006 from $348 in September 2005.”
“Our development team continues to be very active. During the quarter, we broke ground on a new on-campus development at the University of Alabama in Tuscaloosa,” said Bower. “We continue to look for accretive acquisitions of quality off-campus collegiate communities. We completed our $45 million joint venture acquisition of University Village Towers near the University of California Riverside with Walton Street Capital, LLC of Chicago. We announced an agreement to purchase The Reserve at Stinson near the University of Oklahoma in Norman for $31 million, also in a joint venture with Walton Street. And we expect to complete the purchase later this month.”
Quarterly revenues were $27.8 million, a 16.6 percent increase over the $23.8 million of revenue posted for the quarter ended September 30, 2005. The increase was driven by more than $3.7 million in other leasing revenue generated from the portfolio of 13 regional collegiate communities purchased from Place Properties LP in January 2006. This includes just over $0.2 million of additional rent recognized during the quarter based on the performance of the 13 properties through the lease term ended July. The increase in total revenue was partially offset by a total decline in student housing leasing revenue of $0.6 million, including a $0.6 million reduction as a result of lower damage billings, a $1.0 million reduction due to lease term changes at certain acquired properties, and an approximate $1.0 million increase due to rate improvement and acquisition driven growth. Revenues from third-party development services and third-party management services also contributed to the increase. Development services revenue in the third quarter of 2006 increased to approximately $0.9 million from $0.8 million and management services revenue increased to approximately $0.7 million from $0.5 million in the comparable quarter in 2005.
Quarterly expenses were $28.5 million, a 6.7 percent increase from $26.7 million in expenses posted for the quarter ended September 30, 2005. The increase was attributable primarily to an increase of $0.3 million in general and administrative costs, which include costs associated with first-year implementation of the Sarbanes-Oxley Act requirements, and an increase of approximately $1.0 million in depreciation and amortization as a result of acquisitions accounted for the bulk of the difference.

The company improved its management of turn-related spending for the quarter ended September 30, 2006. On a same-community basis, turn costs fell 11.1 percent to $124 per bed in 2006 from $140 per bed for the same period in 2005.
As a result the operating loss for the third quarter 2006 narrowed sharply to $0.7 million from a loss of $2.9 million for the same period in 2005. Overall our net loss increased to $8.2 million for the third quarter 2006 compared to $7.2 million for the third quarter 2005 as the $2.2 million improvement in operating income was offset by a $2.8 million increase in interest expense, mostly related to the Place portfolio acquisition.
Third-quarter operating performance reflects the seasonality of the collegiate student housing sector with a dip resulting from a two-week period in August referred to as the turn period. During the turn period revenue is not recognized while at the same time the company incurs expenses to prepare the apartments for the new lease term.
Funds from operations (FFO) increased 23.5 percent or approximately $0.1 million for the third quarter of 2006 compared with the third quarter of 2005. For the quarters ending September 30, 2006 and 2005, FFO per weighted average potentially dilutive share was $0.02. FFO per share for the third quarter 2006 was negatively impacted by an aggregate of approximately $0.06 per weighted average potentially dilutive share as a result of lower student housing leasing revenue for the quarter, as damage billings declined versus the comparable period in 2005 and lease term changes at several properties acquired in 2005 resulted in more vacant days during the third-quarter 2006 turn period. The lease changes did not impact the annual economic value of the leases but only impacted the timing of revenue recognition. A reconciliation of FFO to net loss, the most directly comparable GAAP measure, accompanies this release.
Occupancy
Physical occupancy for the month ended September 30, 2006 was approximately 97 percent on a same-community basis, up almost 100 basis points from September 2005.
On a same-community basis physical occupancy was 92.3 percent for the quarter ended September 30, 2006 versus 92.1 percent for the same quarter a year ago. Same-community economic occupancy was 80.9 percent for the quarter ended September 30, 2006 versus 83.1 percent for the same quarter a year ago. Same-community physical occupancy was 87.0 percent for the nine months ended September 30, 2006 versus 85.6 percent for the same period a year ago. Economic occupancy was 88.7 percent for the nine months ended September 30, 2006 versus 89.2 percent for the same quarter a year ago.
The decline in economic occupancy in the quarter was a result of shortened lease terms at several acquired properties that extended the vacancy days during the turn period, resulting in economic occupancy dropping 5.5% and third quarter 2006 revenue dropping approximately $1.0 million. The lease changes did not impact the annual economic value of the lease but only impacted the timing of revenue recognition.
Acquisition and Development Activity

On September 15, 2006, EDR and its joint venture partner, Walton Street Capital, L.L.C. of Chicago, acquired the 525-bed University Village Towers collegiate community adjacent to the University of California, Riverside, for $45 million.
On September 27, 2006, EDR announced plans to acquire The Reserve on Stinson, a 612-bed collegiate community serving students at the University of Oklahoma in Norman, Oklahoma. The purchase will be made through a joint venture with Walton Street Capital at a price of $31 million.
Also during September, Allen & O’Hara Development Company, LLC, the development company subsidiary of EDR, broke ground on a new $31.7 million on-campus development consulting project at the University of Alabama in Tuscaloosa, Alabama. The 631-bed Ridgecrest Residential Community is scheduled to open in the fall of 2007.
Supplemental Information
EDR has scheduled a conference call for interested parties beginning at 11 a.m. (Eastern Time) on Tuesday, November 7, 2006, with Chairman, CEO and President Paul Bower, Executive Vice President and CFO Randy Brown and Executive Vice President and Chief Investment Officer Craig Cardwell, who will discuss the results.
The conference call will be accessible by telephone and through the Internet. To access the call, participants from within the U.S. may dial 800.659.2037 and participants from outside the U.S. may dial 617.614.2713. The pass code for this call is 33749404.
Participants who prefer may access the call via the Internet at www.educationrealty.com prior to the call.
A taped rebroadcast of the earnings call will be available shortly after its completion on November 7 through November 14, 2006. To access the rebroadcast, the domestic number is 888.286.8010, the international number is 617.801.6888 and the pass code is 22262463. A replay of the call will also be available at www.educationrealty.com for 30 days following the call. The call will also be available for MP3 player download through www.reitcafe.com.
About Education Realty Trust
Education Realty Trust, Inc. (NYSE: EDR) is a real estate investment trust that owns, manages and develops high-quality collegiate student housing. Led by a team with more than 170 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 36,360 beds at 59 properties in 21 states. For more information please visit the company’s Web site at www.educationrealty.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements about the company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements can be identified by such words as “expect,” “should,” “project,” “forecast,” “continue,” “anticipate,” “may,” “believe,” “will” or comparable terms and expressions. Such statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements.
Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
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EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Student housing properties, net	$812,075	$620,305
Corporate office furniture, net	814	991
Cash and cash equivalents	3,900	61,662
Restricted cash	11,707	6,738
Student contracts receivable, net	245	470
Receivable from affiliates	260	—
Management fee receivable from third party	720	552
Goodwill and other intangibles, net	3,693	3,546
Other assets	8,556	9,785

Total assets	$841,970	$704,049

Liabilities and stockholders’ equity
Liabilities:
Mortgage loans, net of premium/discount	$425,180	$328,335
Long term debt	50,000	—
Line of credit and other short term debt	20,800	—
Accounts payable and accrued expenses	12,987	9,370
Accounts payable affiliates	—	225
Deferred revenue	10,453	7,660

Total liabilities	519,420	345,590

Minority interests	19,367	27,926

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 26,395,939, and 26,263,889 shares issued and outstanding September 30, 2006 and December 31, 2005, respectively	264	263
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issues and outstanding	—	—
Additional paid-in capital	329,800	351,664
Loan to shareholder	—	(5,996)
Warrants	375	375
Accumulated deficit	(27,256)	(15,773)

	303,183	330,533

Total liabilities and stockholders’ equity	$841,970	$704,049

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended	Three months ended
	September 30, 2006	September 30, 2005
Revenues:
Student housing leasing revenue	$19,520	$20,145
Student housing food service revenue	895	893
Other leasing revenue	3,709	—
Third-party development services	856	791
Third-party management services	653	511
Operating expense reimbursements	2,146	1,474

Total revenues	27,779	23,814

Operating Expenses:
Student housing leasing operations	13,422	13,571
Student housing food service operations	844	878
General and administrative	2,872	2,560
Depreciation and amortization	9,205	8,236
Reimbursable operating expenses	2,146	1,474

Total operating expenses	28,489	26,719

Operating loss	(710)	(2,905)

Nonoperating income and expenses:
Interest expense	7,551	4,782
Amortization of deferred financing costs	281	252
Interest income	(101)	(146)

Total nonoperating expenses	7,731	4,888

Loss before equity in earnings of unconsolidated entities, income taxes, and minority interest	(8,441)	(7,793)

Equity in earnings of unconsolidated entities	148	332

Loss before income taxes and minority interest	(8,293)	(7,461)
Income tax expense	381	340

Net loss before minority interest	(8,674)	(7,801)

Minority interest	(485)	(617)

Net loss	$(8,189)	$(7,184)

Earnings per share information:
Loss per share — basic and diluted	$(0.31)	$(0.33)

Weighted-average common shares outstanding -
Basic and diluted	26,390,417	21,923,244

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES AND
EDUCATION REALTY TRUST PREDECESSOR CONDENSED
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

				Education Realty
	Education Realty	Education Realty	Education Realty	Trust
	Trust, Inc.	Trust, Inc.	Trust Predecessor	Consolidated &
	Consolidated	Consolidated	Combined	Combined
	Nine months ended	Nine months ended	January 1 to	Nine months ended
	September 30, 2006	September 30, 2005	January 30, 2005	September 30, 2005
Revenues:
Student housing leasing revenue	$63,421	$51,329	$1,503	$52,832
Student housing food service revenue	2,670	2,334	269	2,603
Other leasing revenue	10,577	—	—	—
Third-party development services	2,283	973	—	973
Third-party management services	2,051	1,155	103	1,258
Operating expense reimbursements	5,891	3,538	671	4,209

Total revenues	86,893	59,329	2,546	61,875

Operating expenses:
Student housing leasing operations	32,159	26,782	524	27,306
Student housing food service operations	2,427	2,194	255	2,449
General and administrative	9,037	10,138	367	10,505
Depreciation and amortization	27,445	23,387	260	23,647
Reimbursable operating expenses	5,891	3,538	671	4,209

Total operating expenses	76,959	66,039	2,077	68,116

Operating income (loss)	9,934	(6,710)	469	(6,241)

Nonoperating income and expenses:
Interest expense	21,682	11,587	479	12,066
Exit fees on early repayment of mortgages	—	1,084	—	1,084
Amortization of deferred financing costs	834	582	—	582
Interest income	(439)	(630)	—	(630)

Total nonoperating expenses	22,077	12,623	479	13,102

Loss before equity in earnings of unconsolidated entities, income taxes, and minority interest	(12,143)	(19,333)	(10)	(19,343)

Equity in earnings of unconsolidated entities	573	560	27	587

Income (loss) before income taxes and minority interest	(11,570)	(18,773)	17	(18,756)
Income tax expense	463	170	—	170

Net income (loss) before minority interest	(12,033)	(18,943)	17	(18,926)

Minority interest	(550)	(1,384)	—	(1,384)

Net income (loss)	$(11,483)	$(17,559)	$17	$(17,542)

Earnings per share information:
Loss per share — basic and diluted	$(0.44)	$(0.80)

Weighted-average common shares outstanding -
Basic and diluted	26,336,343	21,883,589

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO AND FFOA
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended September 30,		Nine months ended September 30,
	EDR	EDR	EDR	EDR
	Consolidated	Consolidated	Consolidated	Consolidated
	2006	2005	2006	2005
Net loss	$(8,189)	$(7,184)	$(11,483)	$(17,559)
Real estate related depreciation and amortization	9,111	8,159	27,179	23,178
Equity portion of real estate depreciation and amortization on equity investees	5	—	5	—
Minority interest expense	(485)	(617)	(550)	(1,384)

Funds from operations (“FFO”)	442	358	15,151	4,235

Elimination of one-time IPO related transactions:
Compensation charge for profit interest units	—	—	—	4,039
Write-off of fees associated with repayment of mortgage debt	—	—	—	1,084
Loss of deferred revenue due to purchase accounting (1)	—	206	—	1,233

Impact of IPO related transactions	—	206	—	6,356

Funds from operations – adjusted (“FFOA”)	$442	$564	$15,151	$10,591

FFO per weighted average potentially dilutive shares/units (2)	$0.02	$0.02	$0.54	$0.18

FFOA per weighted average potentially dilutive shares/units (2)	$0.02	$0.02	$0.54	$0.45

Weighted average potentially dilutive shares/units (2)	27,833,022	23,765,195	27,961,155	23,737,547

Notes:

(1)-	Represents the balance of deferred straight-lined rents and service fees at the time of the IPO acquisitions that would have been recognized by EDR during the reported period had it already owned the properties. Generally accepted accounting standards do not allow such deferred revenue items to be carried forward in an acquisition, resulting in a one-time, non-recurring loss of revenue.

(2)-	Funds from operations and funds from operations – adjusted per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities.
FFO is an important supplemental measure of operating performance for EDR. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.
For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on form 10-K for the year ended December 31, 2005.